EXPENSE LIMITATION UNDERTAKING


                             ALLIANCEBERNSTEIN L.P.
                           1345 Avenue of the Americas
                            New York, New York 10105


                                                  January 28, 2008

AllianceBernstein High Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105


Dear Sirs:

          AllianceBernstein L.P. herewith undertakes that for the Expense Limitation Period, as defined below, we shall cause the aggregate operating expenses of every character incurred by your AllianceBernstein High Income Fund, Inc. (the "Fund") to be limited to .95% in the case of the Class A shares, 1.65% in the case of the Class B shares and the Class C shares, .65% in the case of the Advisor Class shares, 1.15% in the case of the Class R shares, .90% in the case of the Class K shares and .65% in the case of the Class I shares, in each case of your aggregate average daily net assets (the "Limitation"). To determine the amount of the Fund's expenses in excess of the Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Limitation based on the number of days elapsed within the fiscal year of the Fund (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Fund recorded through the current day in order to produce the allowable expenses to be recorded and accrued for the Fund's current day (the "Allowable Expenses"). If the expenses of the Fund for the current day exceed the Allowable Expenses, we shall be responsible for such excess and will for the current day (i) reduce our advisory fees and/or (ii) reimburse the Fund accordingly.

          For purposes of this Undertaking, the Expense Limitation Period shall mean the period commencing on the date hereof and terminating at the close of the Fund's 2009 fiscal year. The Expense Limitation Period and the Undertaking given hereunder will automatically be extended for additional one-year terms unless we provide you with at least 60 days' notice prior to the end of any Expense Limitation Period of our determination not to extend this Undertaking beyond its then current term.

          We understand and intend that you will rely on this Undertaking in preparing and filing a Registration Statement for the Fund on Form N-1A with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating the Fund's net asset value per share and for other purposes and expressly permit you to do so.

                                            Very truly yours,



                                            ALLIANCEBERNSTEIN L.P.

                                            By:
                                                -----------------------


SK 00250 0157 863480